Exhibit 1

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                  Royal Grip and Acushnet Rubber Company enter
                    strategic alliance to produce golf grips
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                              For Immediate Release

Contact:          Tom Schneider, Vice President-Finance, Royal Grip, Inc.,
                  (602) 829-9000 or
                  Max Ramras or Joe Dorame, RCG Capital Markets Group, Inc.,
                  (602) 998-7555

(December 23, 1996) - PHOENIX, Arizona - Royal Grip, Inc. (NASDAQ: GRIP), a leading golf grip and sports headwear manufacturer, announced a strategic alliance/partnership with Acushnet Rubber Company. Beginning January 1, 1997 Acushnet will become the manufacturer and supplier of golf grips to Royal Grip. Acushnet will acquire all of Royal Grip's existing golf grip manufacturing equipment pursuant to a capital lease agreement. Royal Grip will discontinue all golf grip manufacturing operations as of December 22, 1996. Financial terms of the transaction were not disclosed. Royal Grip will continue to manufacture the Roxxi headware line at its Oklahoma facility, focusing on continued revenue growth and production efficiencies.

Acushnet Rubber Company, based in New Bedford, Massachusetts, is a leading manufacturer of precision molded rubber components to such companies as General Motors, IBM, Xerox and Ford Motor Company among others. Acushnet Rubber Company has extensive U.S. and international manufacturing capabilities.

Danny Edwards, Chairman and Chief Executive Officer of Royal Grip, stated, "We are pleased to be partnering with a company the caliber of the Acushnet Rubber Company. Acushnet's leadership in the precision molded rubber components business brings to Royal Grip world-class manufacturing and development capabilities. Also, Acushnet has a long association with the golf industry through its former affiliation with Titleist & FootJoy Worldwide, a leading golf equipment manufacturer. We expect that our customers will benefit from the product innovations and the high-quality manufacturing traditions that the Royal Grip/Acushnet team will bring to the golf grip segment."

Mr. Edwards continued, "We firmly believe this alliance positions Royal Grip to step up to the next level of its development. We will now focus our efforts on leading the market in product innovation, marketing excellence and customer service and support. We are optimistic that the future will be positive for Royal Grip shareholders."
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Bob Burg,  President  of Royal Grip,  said,  "Acushnet  has achieved the highest quality and performance certifications and ratings a U.S. manufacturer can obtain with their ISO 9000, QS 9001 and ISO 14001 ratings. In fact, Acushnet was the first U.S. rubber company to obtain the ISO 14001 rating. The partnership teams us with Acushnet's extensive engineering staff allowing us to focus on product development for our OEM customers as well as the aftermarket. We're excited to see this piece of our strategic development plan come together. This transaction allows us the management flexibility to pursue 'tuck-in' acquisition opportunities in the grip, hat and other golf-related sectors."

Tom Schneider, Royal Grip's Vice President - Finance, commented, "This agreement provides Royal Grip with a more predictable cost structure. We expect that a consistent cost structure will help us to be more profitable and competitive as we move ahead. Royal Grip will be expensing the costs associated with this transaction in the fourth quarter of 1996. These costs will include stock options granted to Acushnet in connection with the transaction, severance costs and professional fees."

Royal Grip is a designer and distributor of high quality golf club grips and sports headwear. The company's golf club grips feature innovative designs and compounds and are sold to leading club manufacturers, pro shops and retail golf centers. The Company's headwear operations produce high quality, customized golf and baseball-style caps for sale to team outfitters, college teams, bookstores, resorts and country clubs.

This press release includes statements which may constitute forward looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results to differ materially from the forward looking statements. Factors which would cause or contribute to such differences include, but are not limited to factors detailed in the Company's Securities and Exchange Commission filings.
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